Exhibit 3.2

STATE OF WYOMING
Office of the Secretary of State

I, MAX MAXFIELD, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: Lucky Boy Silver Corp.
Old Name: Sierra Ventures, Inc.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate of Cheyenne, Wyoming on this 5th day of February, 2010.

Secretary of State

By:	Macha Bowman